Exhibit 99.1

COMPUCREDIT HOLDINGS CORPORATION
ANNOUNCES DIVIDEND AND PLAN TO SPIN-OFF U.S. AND U.K. MICRO-LOAN BUSINESSES

ATLANTA, GA, December 3, 2009 -- CompuCredit Holdings Corporation (NASDAQ: CCRT) today announced that its Board of Directors has declared a dividend of $.50 per share payable to holders of record as of the close of trading on December 31, 2009.  The dividend will be paid on or after December 31, 2009, but not later than February 28, 2010.  The Board of Directors also is evaluating the declaration of additional cash dividends in the future.  The payment of this cash dividend will entitle holders of the Company’s convertible notes to convert their notes and receive, using an assumed December 2, 2009 closing trading price of the Company’s stock, either approximately $74.79 or approximately $61.46 for each $1,000 face amount of notes, depending upon which series is held.  The actual conversion prices will depend, however, upon the trading price of the Company’s stock during the applicable measurement periods provided for in the indentures governing the notes and any other changes in the conversion prices in the interim.

The Company also announced that it is considering a tax-free spin-off of its U.S. and U.K. micro-loan businesses into a publicly-traded company called Purpose Financial Holdings, Inc.  The Company expects that Purpose Financial will file a Form 10 Registration Statement with the Securities and Exchange Commission in connection with this potential spin-off. Prior to the completion of the spin-off transaction, CompuCredit’s Board of Directors would have to formally approve the spin-off distribution, and there is no certainty at this time that the spin-off actually will occur.  Should the spin-off occur, it also is anticipated that Purpose Financial would apply to list its common stock on NASDAQ.

The spin-off would create two stand-alone, publicly-traded companies: (i) CompuCredit: a provider of credit and related financial services and products to the “sub-prime” credit market; and (ii) Purpose Financial: a micro-loan finance company primarily engaged in the business of marketing, servicing and/or originating small-balance, short-term loans through a network of 316 retail branch locations in Alabama, Colorado, Kentucky, Mississippi, Ohio, Oklahoma, South Carolina, Tennessee, and Wisconsin and via the Internet in both the U.S. and the U.K.  The businesses to be evaluated for spin-off had revenues of approximately $98.4 million and $107.2 million for the nine months ended September 30, 2009 and year ended December 31, 2008, respectively.

Chairman and CEO of CompuCredit, David G. Hanna, said, “The spin-off of CompuCredit’s micro-loan businesses could represent a significant opportunity for the boards, management teams and shareholders of both companies.  A spin-off would enable the management and boards of both CompuCredit and Purpose Financial to have a sharper focus on their core businesses. Additionally, as two stand-alone entities with sound operations and talented management teams, both companies could be better positioned to manage and grow their businesses, leverage their distinct competitive strengths, attract and retain key employees and pursue value-creation opportunities over the long-term.”  Mr. Hanna continued, “We expect to file the necessary documents with the SEC shortly, and once the SEC review process is concluded, the Company’s Board of Directors will make a final determination as to whether to complete the spin-off.”

About CompuCredit

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding, without limitation, the payment of the cash dividend, the payment of additional cash dividends, the completion of the spin-off of our micro-loan businesses, the filing of a Form 10 Registration Statement with the SEC, the filing of a NASDAQ listing application for Purpose Financial and the ability to list Purpose Financial’s common stock on NASDAQ, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, a determination by the IRS that the spin-off should be treated as a taxable transaction, our ability to complete the SEC review process, and our ability to complete the NASDAQ listing process, that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in CompuCredit’s filings with the SEC and in Purpose Financial’s Form 10 that it plans to file with the SEC. These forward-looking statements are based on CompuCredit’s current expectations and beliefs concerning future developments and their potential effects on CompuCredit. There can be no assurance that future developments affecting CompuCredit or Purpose Financial will be those anticipated by CompuCredit. CompuCredit undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.